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                                                                    EXHIBIT 99.1

                                [ACE Letterhead]

June 8, 1996


Mr. Donald Kramer
Co-Chairman
Tempest Reinsurance Company Limited
14 Par-la-Ville Road
Hamilton HM 08 Bermuda

Dear Don:

On behalf of the Board of Directors of ACE Limited, I would like to take this opportunity to state unequivocally our commitment to acquire Tempest, pursuant to our existing amalgamation agreement as improved by the terms of this letter. We have long felt that an ACE/Tempest combination provides superior value to Tempest shareholders through ownership of stock in the combined entity. In light of recent events, however, and in order to assure meeting our deadline for shareholder approval of June 19, 1996, the Board of Directors of ACE Limited has agreed to significantly increase the consideration to be paid to Tempest shareholders. Specifically, we propose that the value of the consideration to be received by Tempest shareholders be increased by approximately $50 million through a pre-closing dividend plus an additional dividend of up to a maximum of $50 million declared prior to closing if the price of ACE ordinary shares does not trade at $49.00 per ordinary share or higher on any date from and including June 10, 1996 to the date prior to the closing of the transaction. Computed as of March 31, 1996, with these improvements, ACE's offer will be increased to $743.9 million or $179.04 per Tempest common share.

We remain confident that the combination of ACE and Tempest is viewed as a very positive transaction by all constituencies and is in the best interests of both Tempest's and ACE's shareholders. ACE believes that the ACE/Tempest transaction under our existing agreement provides Tempest's shareholders with superior economic value compared to that provided by the proposal recently set forth by IPC Holdings, Ltd. ("IPC") even without giving effect to the new proposals set forth in this letter. Any such comparison must necessarily consider, among other elements, the following critical factors:

 .    Value of ACE Ordinary Shares to be Issued - The ACE/Tempest transaction is due to close, subject to shareholder approval, on or about June 19, 1996, and thus the value of the ACE ordinary shares to be received by Tempest shareholders is subject to much less uncertainty than that of IPC. The value of the IPC shares to be issued under the IPC proposal is uncertain. Because the IPC proposal contemplates a closing no earlier than the end of September, nearly four months away, Tempest shareholders are subject to the risks of substantial movements in the price of IPC shares, and a